                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (RULE 13d-2-101)


  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 7)(1)

                       ALLIANCE SEMICONDUCTOR CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    01877H100
                                 (CUSIP Number)

                         RILEY INVESTMENT MANAGEMENT LLC
                              ATTN: BRYANT R. RILEY
                            11100 SANTA MONICA BLVD.
                                    SUITE 810
                              LOS ANGELES, CA 90025
                                 (310) 966-1445
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                   MAY 2, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [_]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)


--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  01877H100                  13D                                 Page 2


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Riley Investment Partners Master Fund, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds*
     WC
--------------------------------------------------------------------------------
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                      [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Cayman Islands
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF         2,340,057
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           -0-
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON           2,340,057
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                    -0-
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     2,340,057
--------------------------------------------------------------------------------
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                             [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     7.1%(1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person*
     PN
--------------------------------------------------------------------------------
_____________
(1) Based on 33,031,757 shares of common stock of Alliance Semiconductor Corporation (the "Issuer") outstanding at January 29, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 filed with the Securities and Exchange Commission on February 14, 2008.

CUSIP No.  01877H100                  13D                                 Page 3


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Riley Investment Management LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds*
     AF
--------------------------------------------------------------------------------
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                      [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF         2,845,686(2)
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           1,761,555(3)
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON           2,845,686(2)
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                    1,761,555(3)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     4,038,506(3)
--------------------------------------------------------------------------------
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                             [X]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     12.2%(1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person*
     IA
--------------------------------------------------------------------------------
_____________
(1) Based on 33,031,757 shares of common stock of Alliance Semiconductor Corporation (the "Issuer") outstanding at January 29, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 filed with the Securities and Exchange Commission on February 14, 2008.
(2) Because Riley Investment Management LLC has sole investment and voting power over 2,340,057 shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and 505,629 shares held by its investment advisory clients, Riley Investment Management LLC may be deemed to have beneficial ownership of these shares.
(3) Riley Investment Management LLC has shared voting and dispositive power over 1,761,555 shares of Common Stock held by its investment advisory clients, 1,192,820 of which are held by investment advisory accounts indirectly affiliated with Bryant Riley or Riley Investment Partners Master Fund, L.P. However, Riley Investment Management LLC disclaims beneficial ownership of the non-affiliated shares.

CUSIP No.  01877H100                  13D                                 Page 4


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     B. Riley & Co., LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds*
     WC
--------------------------------------------------------------------------------
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                      [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF         340,151
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           338,541(4)
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON           340,151
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                    338,541(4)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     678,692
--------------------------------------------------------------------------------
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                             [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     2.1%(1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person*
     BD
--------------------------------------------------------------------------------
_____________
(1) Based on 33,031,757 shares of common stock of Alliance Semiconductor Corporation (the "Issuer") outstanding at January 29, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 filed with the Securities and Exchange Commission on February 14, 2008.
(4) B. Riley & Co., LLC has shared voting and dispositive power over 338,541 shares of Common Stock held by a managed account, with which it is indirectly affiliated.

CUSIP No.  01877H100                  13D                                 Page 5


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     B. Riley & Co. Retirement Trust
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds*
     WC
--------------------------------------------------------------------------------
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                      [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     California
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF         98,000
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           -0-
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON           98,000
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                    -0-
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     98,000
--------------------------------------------------------------------------------
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                             [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     0.3%(1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person*
     EP
--------------------------------------------------------------------------------
_____________
(1) Based on 33,031,757 shares of common stock of Alliance Semiconductor Corporation (the "Issuer") outstanding at January 29, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 filed with the Securities and Exchange Commission on February 14, 2008.

CUSIP No.  01877H100                  13D                                 Page 6


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     BR Investco, LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds*
     WC
--------------------------------------------------------------------------------
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                      [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     Delaware
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF         100
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           -0-
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON           100
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                    -0-
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     100
--------------------------------------------------------------------------------
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                             [_]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     0.0%(1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person*
     OO
--------------------------------------------------------------------------------
_____________
(1) Based on 33,031,757 shares of common stock of Alliance Semiconductor Corporation (the "Issuer") outstanding at January 29, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 filed with the Securities and Exchange Commission on February 14, 2008.

CUSIP No.  01877H100                  13D                                 Page 7


--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Bryant R. Riley
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group*
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Source of Funds*
     AF, WC
--------------------------------------------------------------------------------
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                      [_]

--------------------------------------------------------------------------------
6.   Citizenship or Place of Organization
     United States
--------------------------------------------------------------------------------
               7.   Sole Voting Power
  NUMBER OF         3,548,886(5)
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY           2,100,147(6)
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON           3,548,886(5)
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                    2,100,147(6)
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
     5,080,298(5)
--------------------------------------------------------------------------------
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*
                                                                             [X]
--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)
     15.3%(1)
--------------------------------------------------------------------------------
14.  Type of Reporting Person*
     IN
--------------------------------------------------------------------------------
_____________
(1) Based on 33,031,757 shares of common stock of Alliance Semiconductor Corporation (the "Issuer") outstanding at January 29, 2008 as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007 filed with the Securities and Exchange Commission on February 14, 2008.
(5) Because Riley Investment Management LLC has sole voting and investment power over Riley Investment Partners Master Fund, L.P.'s security holdings and holdings of certain investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the 2,340,057 shares of Common Stock held by Riley Investment Partners Master Fund, L.P and 505,629 shares held by investment advisory clients. Includes 98,000 shares beneficially owned by B. Riley & Co. Retirement Trust. Because Mr. Riley, in his role as Trustee of the B. Riley & Co. Retirement Trust, controls its voting and investment decisions, Mr. Riley may be deemed to have beneficial ownership of these shares. Includes 340,100 shares of Common Stock owned by B. Riley & Co., LLC. Includes 100 shares beneficially owned by BR Investco, LLC, an entity controlled by Mr. Riley. Includes 265,000 shares owned by Mr. Riley.
(6) Riley Investment Management LLC has shared voting and dispositive power over 1,761,555 shares of Common Stock held by its investment advisory clients, 1,192,820 of which are held by investment advisory accounts indirectly affiliated with Bryant Riley or Riley Investment Partners Master Fund, L.P. Although Mr. Riley controls Riley Investment Management LLC's voting and investment decisions for its investment advisory clients, Mr. Riley disclaims beneficial ownership of the non-affiliated shares. B. Riley & Co., LLC has shared voting and dispositive power over 338,541 shares of Common Stock and sole voting and dispositive power over 51 shares of Common Stock. Mr. Riley is the Chairman and sole indirect equity owner of B. Riley & Co., LLC. Mr. Riley is the Chairman and sole indirect equity owner of B. Riley & Co., LLC.

CUSIP No.  01877H100                  13D                                 Page 8



ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

       Item 5(c) as previously filed is amended to add the following information:

       In the ordinary course of business, B. Riley & Co., LLC may effect transactions in connection with its ordinary course market making activities, as well as for customer transactions. The following are the other transactions effected by the Reporting Persons in Common Stock that have taken place in the past 60 days through May 5, 2008:

MASTER                           TRANS                               TRADE
                                 CODE      QUANTITY     PRICE        DATE

                                  BY         11,500        0.9      4/29/2008
                                  BY        488,000     1.0748      5/2/2008
                                  BY         23,000       1.05      5/5/2008


INVESTMENT ADVISORY CLIENTS      TRANS                               TRADE
                                 CODE      QUANTITY     PRICE        DATE

                                  BY        468,735      1.065      5/2/2008


B. RILEY RETIREMENT TRUST        TRANS                               TRADE
                                 CODE      QUANTITY     PRICE        DATE

                                  BY            250        1.2      3/18/2008
                                  BY         24,750        1.2      3/26/2008

CUSIP No.  01877H100                  13D                                 Page 9

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 6, 2008


                                     Riley Investment Partners Master Fund, L.P.
                                     By: Riley Investment Management LLC, its
                                         General Partner

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member

                                     Riley Investment Management LLC

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Managing Member

                                     B. Riley & Co., LLC

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Chairman


                                     B. Riley & Co. Retirement Trust

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Trustee

                                     BR Investco, LLC

                                     By: /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley, Manager

                                         /s/ Bryant R. Riley
                                         ---------------------------------------
                                         Bryant R. Riley